Exhibit 99.1

Jerash Holdings Reports Record Revenue and Earnings for Fiscal 2022 Second Quarter;

Increases Revenue Guidance for Full Fiscal Year

FAIRFIELD, N.J., November 10, 2021 – Jerash Holdings (US), Inc. (“Jerash”) (NASDAQ: JRSH), which manufactures and exports custom, ready-made, sportswear and outerwear for leading global brands, today announced financial results for its fiscal 2022 second quarter, ended September 30, 2021.

Financial Highlights – Fiscal 2022 Second Quarter Versus Fiscal 2021 Second Quarter

▪	Revenue of $45.7 million, an increase of 68.8 percent, reflecting higher shipments

▪	Gross profit of $10.1 million, an increase of 71.8 percent, due to higher revenue and gross margin

▪	Gross margin of 22.1 percent versus 21.7 percent, reflecting improved product mix and higher sales volumes

▪	Comprehensive income attributable to Jerash’s common stockholders of $4.4 million, or $0.39 per share, vs. $2.6 million, or $0.23 per share

Fiscal 2022 Guidance

▪	Fiscal 2022 revenue expected to be in the range of $125 million to $130 million versus $90.2 million in fiscal 2021

▪	Revenue in fiscal 2022 expected to be at record levels

▪	Fiscal 2022 third quarter revenue expected to be in the range of $31 million to $33 million

Sam Choi, chairman and chief executive officer, said, “Our fiscal 2022 second quarter results demonstrated continued strong progress, with robust performance in revenue and margin. Revenue and gross profit were at record levels for the second quarter, reflecting an increase in shipments to our largest customers as a result of strong demand and expanded capacity, as well as an improved mix of products sold.

“We continue to advance our plans to increase capacity and secure additional space to meet our customers’ needs,” Choi said. “We anticipate the momentum to continue into fiscal 2023. All of our existing factories in Jordan are fully booked through May 2022, with orders from existing top global brand-name customers. As a result, we have increased our fiscal 2022 revenue outlook to reflect the robust momentum and expanded capacity.”

Fiscal 2022 Second Quarter Results

Fiscal 2022 second quarter revenue rose 68.8 percent to a record $45.7 million from $27.1 million in the same period last year, primarily due to higher shipments to the company’s largest customers as a result of stronger demand and expanded capacity.

Gross profit increased to $10.1 million in the fiscal 2022 second quarter, from $5.9 million in the same period last year, primarily due to higher revenue and gross margin. Gross margin expanded 40 basis points to 22.1 percent in the fiscal 2022 second quarter, from 21.7 percent in the same period last year, reflecting an improved product mix and higher sales volumes.

Operating expenses totaled $4.5 million in the fiscal 2022 second quarter, versus $2.9 million in the same period last year. The increase was primarily due to higher headcount to support the company’s growth, an increase in shipping costs, stock-based compensation, and expenses related to COVID-19 measures and recruitment for new migrant workers.

Operating income rose to $5.6 million in the fiscal 2022 second quarter, from $3.0 million in the same period last year. Net income advanced to $4.4 million in the fiscal 2022 second quarter, from $2.6 million in the same period last year. Comprehensive income attributable to Jerash’s common stockholders increased to $4.4 million, or $0.39 per share, in the fiscal 2022 second quarter, from $2.6 million, or $0.23 per share, in the same period last year.

Gilbert Lee, chief financial officer, said, “Our updated outlook for the remainder of this fiscal year reflects our expectation for continued strong customer demand and increased capacity with orders reflective of typical customer patterns. However, it is important to note that potential risks from supply chain issues that some of our customers are facing could affect the timing of shipments in the near term.”

Cash and restricted cash totaled $26.3 million, and net working capital was $54.3 million at September 30, 2021. Net cash provided by operating activities was $21.7 million in the fiscal 2022 second quarter, compared with $9.3 million in the same period last year. The increase was primarily due to changes in working capital.

On November 2, 2021, Jerash approved a regular quarterly dividend of $0.05 per share on its common stock, payable on November 29, 2021, to stockholders of record as of November 22, 2021.

On October 4, 2021, Jerash completed a public offering of 1.4 million shares of common stock at a price of $7.00 per share, which included 1.0 million shares issued and sold by the company and 400,000 shares sold by a selling shareholder. Jerash received net proceeds of approximately $6.25 million from the offering, after deducting the underwriting discount and estimated offering expenses payable by the company.

On October 11, 2021, Jerash completed the acquisition of Mustafa and Kamal Ashraf Trading Company (Jordan) for Manufacture of Ready-Made Clothes LLC (“MK Garments”), which operates a 71,000 square-foot apparel manufacturing facility. Jerash assumed production at the MK Garments facility and retained its 500 employees in August 2021.

Conference Call

Jerash will host an investor conference call to discuss its fiscal 2022 second quarter results tomorrow, November 11, 2021, at 9:00 a.m. Eastern Time.

Phone:  888-506-0062 (domestic); 973-528-0011 (international)

Conference ID: 470920

A live and archived webcast will be available online in the investor relations section of Jerash’s website at www.jerashholdings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. manufactures and exports custom, ready-made, sportwear and outerwear for leading global brands and retailers, including Walmart, Costco, New Balance, G-III (which owns brands such as Calvin Klein, Tommy Hilfiger, DKNY, and Guess), American Eagle, and VF Corporation (which owns brands such as The North Face, Timberland, and JanSport). Jerash’s existing production facilities comprise six factory units and four warehouses. Jerash currently employs approximately 5,100 people, and the total annual capacity at its facilities is approximately 15 million pieces. Additional information is available at www.jerashholdings.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect”, “seek”, “potential,” “outlook” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, Jerash’s current views with respect to future events and its financial forecasts, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or new variants thereof, or the occurrence of another wave of cases and the impact it may have on the company’s operations, the demand for the company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980; jsfetcu@pondel.com

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(tables below)

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended September 30,		For the Six Months Ended September 30,
	2021	2020	2021	2020

Revenue, net	$45,711,166	$27,086,318	$75,599,858	$45,793,073
Cost of goods sold	35,606,587	21,203,568	59,864,337	36,858,753
Gross Profit	10,104,579	5,882,750	15,735,521	8,934,320

Selling, general and administrative expenses	4,223,671	2,853,679	7,537,902	4,704,506
Stock-based compensation expenses	315,296	-	315,813	42,151
Total Operating Expenses	4,538,967	2,853,679	7,853,715	4,746,657

Income from Operations	5,565,612	3,029,071	7,881,806	4,187,663

Other (Expense) Income:
Other (expense) income, net	(74,557)	62,917	(38,276)	60,178
Total other (expense) income, net	(74,557)	62,917	(38,276)	60,178

Net income before provision for income taxes	5,491,055	3,091,988	7,843,530	4,247,841

Income tax expense	1,050,330	531,896	1,468,139	873,896

Net Income	4,440,725	2,560,092	6,375,391	3,373,945

Net loss attributable to noncontrolling interest	705	8	722	14
Net income attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$4,441,430	$2,560,100	$6,376,113	$3,373,959

Net Income	$4,440,725	$2,560,092	$6,375,391	$3,373,945

Other Comprehensive Income:
Foreign currency translation (loss) gain	(263)	712	79,725	159
Total Comprehensive Income	4,440,462	2,560,804	6,455,116	3,374,104
Comprehensive income attributable to noncontrolling interest	-	-	-	-
Comprehensive Income Attributable to Jerash Holdings (US), Inc.’s Common Stockholders	$4,440,462	$2,560,804	$6,455,116	$3,374,104

Earnings Per Share Attributable to Common Stockholders:
Basic and diluted	$0.39	$0.23	$0.56	$0.30

Weighted Average Number of Shares
Basic	11,334,318	11,325,000	11,333,907	11,325,000
Diluted	11,512,533	11,329,953	11,403,931	11,330,081

Dividend per share	$0.05	$0.05	$0.10	$0.10

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

CONSOLIDATED BALANCE SHEETS

	September 30, 2021	March 31, 2021
	(Unaudited)
ASSETS
Current Assets:
Cash	$25,042,220	$21,126,090
Restricted cash	-	714,844
Accounts receivable, net	13,416,125	12,033,268
Tax recoverable	1,079	379,719
Inventories	20,560,272	25,035,966
Prepaid expenses and other current assets	2,833,962	2,329,289
Investment deposits	3,200,000	-
Advance to suppliers, net	1,886,856	3,036,693
Total Current Assets	66,940,514	64,655,869

Restricted cash - non-current	1,301,588	1,020,777
Long-term deposits	268,255	128,690
Deferred tax assets, net	148,663	148,663
Property, plant and equipment, net	6,554,481	5,699,506
Right of use assets	1,601,671	1,596,600
Total Assets	$76,815,172	$73,250,105

LIABILITIES AND EQUITY
Current Liabilities:
Credit facilities	$-	$612,703
Accounts payable	4,535,255	7,922,839
Accrued expenses	3,460,886	2,332,867
Income tax payable - current	1,519,978	1,803,175
Other payables	1,076,251	1,455,208
Receipt in advance from a customer	1,474,932	-
Operating lease liabilities - current	550,099	400,043
Total Current Liabilities	12,617,401	14,526,835

Operating lease liabilities - non-current	905,710	935,773
Income tax payable - non-current	961,048	1,094,048
Total Liabilities	14,484,159	16,556,656

Commitments and Contingencies

Equity
Preferred stock, $0.001 par value; 500,000 shares authorized; none issued and outstanding	$-	$-
Common stock, $0.001 par value; 30,000,000 shares authorized; 11,334,318 and 11,332,974 shares issued and outstanding respectively	11,334	11,333
Additional paid-in capital	15,617,080	15,301,268
Statutory reserve	346,315	346,315
Retained earnings	45,991,062	40,748,314
Accumulated other comprehensive gain (loss)	63,824	(15,901)
Total Jerash Holdings (US), Inc.’s Stockholder’s Equity	62,029,615	56,391,329

Noncontrolling interest	301,398	302,120
Total Equity	62,331,013	56,693,449

Total Liabilities and Equity	$76,815,172	$73,250,105

JERASH HOLDINGS (US), INC., SUBSIDIARIES AND AFFILIATE

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$6,375,391	$3,373,945
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	880,135	829,285
Stock-based compensation expenses	315,813	42,151
Bad debt expense	-	58,563
Amortization of operating lease right-of-use assets	356,030	365,478
Changes in operating assets:
Accounts receivable	(1,382,857)	(14,588,644)
Inventories	4,475,694	12,328,893
Prepaid expenses and other current assets	(504,673)	659,257
Advance to suppliers	1,149,836	(677,415)
Changes in operating liabilities:
Accounts payable	(3,387,584)	(1,423,796)
Accrued expenses	1,128,019	240,129
Other payables	(378,957)	212,586
Receipt in advance from a customer	1,474,932	-
Operating lease liabilities	(241,107)	(257,577)
Income tax payable	(37,442)	550,033
Net cash provided by operating activities	10,223,230	1,712,888

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(1,606,419)	(428,280)
Acquisition deposit	(3,200,000)	-
Payment for long-term deposits	(268,255)	-
Receipt of long-term deposits	-	119,687
Net cash used in investing activities	(5,074,674)	(308,593)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividend payment	(1,133,365)	(1,132,500)
Repayment from short-term loan	(612,703)	(235)
Proceeds from short-term loan	-	932,152
Net cash used in financing activities	(1,746,068)	(200,583)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	79,609	(30)

NET INCREASE IN CASH	3,482,097	1,203,682

CASH, AND RESTRICTED CASH, BEGINNING OF THE PERIOD	22,861,711	26,916,709

CASH, AND RESTRICTED CASH, END OF THE PERIOD	$26,343,808	$28,120,391

CASH AND RESTRICTED CASH, END OF PERIOD	26,343,808	28,120,391
LESS: NON-CURRENT RESTRICTED CASH	1,301,588	786,298
CASH, END OF PERIOD	$25,042,220	$27,334,093
	-
Supplemental disclosure information:
Cash paid for interest	$74,401	$-
Income tax paid	$1,512,215	$347,689

Non-cash financing activities
Right of use assets obtained in exchange for operating lease obligations	$353,611	$172,413